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                                                                    EXHIBIT 5.01

December 26, 2002

Securities and Exchange Commission
450 Fifth Street NW
Washington, D.C. 20549

Subject: Intuit Inc.

Ladies and Gentlemen:

This opinion is provided in connection with a Form S-8 Registration Statement (the "Registration Statement") being filed by Intuit Inc. (the "Company") on or about December 26, 2002. The Registration Statement relates to the registration of 6,100,000 shares of the Company's Common Stock, par value $0.01 per share (the "Shares"). The Shares have been reserved for issuance as follows: (i) 4,850,000 of the Shares are reserved under the Company's 2002 Equity Incentive Plan, as amended through December 12, 2002 (the "Equity Incentive Plan"); (ii) 1,100,000 of the Shares are reserved under the Company's 1996 Employee Stock Purchase Plan, as amended through December 12, 2002 (the "ESP Plan"); and (iii) 150,000 of the Shares are reserved under the Company's 1996 Directors Stock Option Plan, as amended through December 12, 2002 (the "Directors Plan"). The Equity Incentive Plan, the ESP Plan and the Directors Plan are collectively referred to herein as the "Plans."

For purposes of this opinion, I have examined copies of (i) the Registration Statement, (ii) the Company's Certificate of Incorporation, as amended to date,
(iii) the Company's Bylaws, as amended to date, (iv) the Plans, and (v) resolutions of the Board of Directors and stockholders of the Company relating to adoption and amendment of the Plans. In rendering this opinion expressed, I have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates purporting to be originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates purporting to be copies, and the legal capacity to sign of all individuals executing documents, instruments and certificates. I have also assumed that all Shares will be issued pursuant to one of the Plans for a purchase price of not less than $0.01 per share.

Based upon and subject to the foregoing and to the effectiveness of the Registration Statement, I am of the opinion that the Shares that may be issued by the Company pursuant to any one of the Plans, when issued and paid for in accordance with any of the Equity Incentive Plan, the ESP Plan or the Directors Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit thereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ VIRGINIA R. COLES

Virginia R. Coles
Assistant General Counsel and Assistant Secretary
Intuit Inc.